Argentex Mining signs securities purchase agreement with IFC for equity investment of $7,347,200

Vancouver, B.C., September 24, 2010 -- Argentex Mining Corporation (“Argentex”) (TSX-V: ATX, OTCBB: AGXM) is pleased to announce that it has signed a definitive agreement with IFC. IFC, a member of the World Bank Group, has agreed to invest in a private placement for gross proceeds of Cdn$7,347,200.

“Argentex is very pleased to welcome IFC as a major stakeholder,” said Ken Hicks, President of Argentex. “We look forward to working with them to ensure that continued progress at our Pinguino mineral exploration project in Argentina follows globally recognized best practices for the mineral exploration industry, the environment and for working with local communities.”

Argentex intends to use the proceeds of the private placement to fund exploration and development activities at Pinguino and other properties in the Patagonia region of Argentina, as well as for working capital and general corporate purposes.

Argentex anticipates that this private placement should close in October. Closing continues to be subject to conditions, including approval by the TSX Venture Exchange.

In the private placement, IFC will purchase 10,804,706 Units (the “Units”) at a price of Cdn $0.68 per Unit for gross proceeds of Cdn$7,347,200. Each Unit will consist of one common share of Argentex (each a “Unit Share”) and one common share purchase warrant (a “Warrant”). Each Warrant will entitle the purchaser to purchase one additional common share of Argentex (each a “Warrant Share”) at a price of Cdn$1.14 for a period of five years after closing.

Except as specified in this press release, none of the securities to be offered or sold in this private placement have been or will be registered under the United States Securities Act of 1933, as amended (the “Act”), and none of them may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.

Each of the Unit Shares and the Warrant Shares will be a "restricted security” under the Act and will be subject to a hold period of at least six months from the date they are issued. In addition, these securities will be subject to a hold period of four months and one day after closing under applicable Canadian securities laws and the requirements of the TSX Venture Exchange. The Warrants will also be restricted securities subject to these restrictions but, in addition, the warrants will be non-transferable by their terms during the first 30 months, subject to certain exceptions.

FURTHER INFORMATION:
Ken Hicks, President
Argentex Mining Corporation
1-866-594-7687
info@argentexmining.com

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as “expects”, “intends”, “plans”, “may”, “could”, “should”, “anticipates”, “likely”, “believes” and words of similar import also identify forward-looking statements. Forward-looking statements in this news release include statements about Argentex’s proposed use of the proceeds of the private placement and the anticipated date of closing . Actual results may differ materially from those currently anticipated due to a number of factors beyond the Company’s control. These risks and uncertainties include, among other things, the risk that Argentex or the nature or amount of the proposed investment will not be approved by IFC, as well as risks that are inherent in Argentex's operations including the risk that it might not find any minerals in commercially feasible quantity or raise funds sufficient to prosecute its exploration plans. These and other risks are described in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.